EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made effective the 20 day of December, 2010 between **GOLDRICH MIINING COMPANY**, an Alaskan Corporation with its principal office in Spokane, Washington, herein referred to as the "Corporation", and William V. Schara of Spokane, Washington, herein referred to as "Schara."

In consideration of the mutual covenants and benefits as herein set forth, the parties hereto agree as follows:

SECTION ONE

EMPLOYMENT

The Corporation hereby employs Schara as President and Chief Executive Officer and Schara hereby accepts such employment and agrees to devote all of his efforts for the benefit of the Corporation and to faithfully, industriously, and to the best of his ability, experience and talents, perform all of his required and assigned duties. Schara shall perform his duties subject to the general supervision and pursuant to the orders, advice and direction of the Board of Directors

SECTION TWO

TERM OF EMPLOYMENT

The term of this Agreement shall be three years and shall be renewed annually subject to approval of the Board of Directors. If the Board does not approve or disapprove renewal of the contract within thirty days after year-end, the three-year contract will be automatically renewed each year.

SECTION THREE

COMPENSATION

The Corporation shall pay Schara, and Schara shall accept from the Corporation, compensation at the minimum combined rate of U.S. $180,000 per year prorated and payable monthly or on such other basis as the parties may hereafter agree. Such minimum compensation may be adjusted for merit or other raises as from time to time may be determined by the Committee of the Board thereof having such authority. Schara shall be entitled to vacation periods in line with the policies of the Corporation applicable to exempt employees, provided, however, that Schara shall be entitled to a minimum paid vacation of four (4) weeks per Contract Year. The Contract

Year shall start on the date of this contract however two weeks of accrued vacation shall be deemed to have been earned by Schara for his services prior to the contract date and allowed to be carried over to the Contract Year that started on the date of this contract. If Schara fails to use all vacation days in any Contract Year, Schara shall be permitted to carry over up to two weeks of vacation into the following Contract Year, such that the maximum amount of accrued vacation allowance shall not exceed six weeks.

SECTION FOUR

OTHER BENEFITS

In addition to the compensation as provided in the previous Section Three hereof, the Corporation shall at its expense provide for Schara the following additional benefits:

1. Participation in all of the Corporation's benefits, now or hereafter in effect, including medical, dental, vision, 401K plan or other deferred compensation plan, disability plan, bonuses, equity incentive plan and any and all other plans that may be approved by the Corporation's Board of Directors and made available to the Corporation's executive staff.

2. Payment of dues in professional associations as may be required to maintain his standing as a C.P.A. and the privilege of attending appropriate seminars, conferences and education programs as may be required to maintain such certification.

3. Reimbursement for all out of pocket expenses incurred in connection with the performance of services to the Corporation, including entertainment and travel and other expenses incident to the duties undertaken hereunder; provided, however, that such expenses shall be reasonable and necessary and that Schara shall submit bills and vouchers supporting all requests for reimbursements in a timely manner and in accordance with the Corporation's policies.

SECTION FIVE

TERMINATION

The Agreement will terminate or may be terminated by any one of the following reasons:

1. By Corporation without cause, subject to Section Six, upon at least one (1) months prior written notice of termination by Corporation to Schara: or

2. By the Corporation for cause as hereinafter defined in Sections Six and Ten; or

3. By Schara for good reason as hereinafter defined in Section Six; or

4. Upon the Death or Disability of Schara.

5. Upon a Change of Control, subject to Section 6.4.

6. Upon Retirement at age sixty-five years old.

The invalidity of unenforceability of any provisions of this Agreement shall not affect the validity or enforceability or any other provision of this Agreement, which shall remain in full force and effect.

SECTION SIX

SEVERANCE COMPENSATION

1. Termination by Corporation With Cause

If the employment of Schara is terminated by the Corporation for cause, then all compensation and benefits as heretofore provided in Sections Three and Four shall terminate immediately upon the effective date of termination and no special severance compensation will be paid.

2. Termination by Corporation Without Cause

If the Corporation terminates the Agreement for any reason except for cause as defined in Section Ten, then upon the termination of Schara's employment under the Agreement, the Corporation shall pay an amount equal to twenty-four (24) month's salary plus any awards previously made to Schara which have not been paid, any accrued but unpaid salary, and any unused vacation. The amount shall be paid in one lump sum on the date Schara's services terminate. All employee benefits provided to Schara shall be continued as if Schara was still an employee of the Corporation, for a period of one (1) year from the date of termination or replacement of equal or better benefits from a new employer. In the event Schara has existing stock options, they will be honored in accordance with the terms of said options.

3. Termination by Death or Disability

If Schara dies before his employment hereunder or is otherwise terminated, the Corporation shall immediately pay to his beneficiary (to be named in writing by Schara on signing of the Agreement and confirmed if changed by him at any subsequent time, in writing, addressed to the secretary of the Corporation) the compensation set out in Section Six (2). If no named beneficiary survives him, the entire amount due him shall be paid to his estate. Said compensation shall be payable

from any Company purchased insurance coverage providing for compensation upon Death or Disability. If Schara becomes disabled, he shall be entitled to receive the compensation set out in Section Six (2). "Disability" in the Agreement means a condition of physical or mental illness causing one to be totally incapable of performing full-time duties for a period longer than six months.

4. Termination Following Change of Control

(a) For purposes of the Agreement a Change in Control shall be deemed to have occurred if:

(i) any individual partnership, firm, entity, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d) (2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of (1) securities of the Corporation representing 51% or more of the combined voting power of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation or of (2) assets of the Corporation at a price greater than or equal to 51% of the net assets of the Corporation, as shown on a consolidated balance sheet for the Corporation at the end of the last completed financial quarter of the then-current financial year, or as at the end of the last completed financial year if the sale occurs during the first quarter of a financial year; or

(ii) as a result of or in connection with a contested election of directors, the persons who were directors of the Corporation before such election shall cease to constitute a majority of the Board.

(b) Irrespective of any other provisions in the Agreement regarding termination, if any of the events described above constituting a Change in Control shall have occurred and upon the subsequent termination of Schara's employment during the term of the Agreement, unless such termination is because of Schara's Death or Disability, by the Corporation for cause, or by Schara for other than "Good Reason" or Section Six (4) (c), Schara shall be entitled to and will receive no later than the fifth (5th) day following the date of termination a lump sum severance payment in an amount equal to three (3) year's salary plus any awards previously made to Schara which have not been paid, any accrued but unpaid salary, and any unused vacation. In addition, all benefits then applicable to Schara shall be continued for a period of twelve (12) months.

(c) Notwithstanding the provisions of Sections Six (1) and (2), the parties acknowledge that, given the particular enterprise and business of the Corporation, it is crucial and necessary that Schara maintain a close relationship with the Corporation based on mutual loyalty, respect and trust. Accordingly, the Corporation agrees that if Schara elects to resign based on the sole reason that

there has been a Change of Control of the Corporation (as defined in Section Six (4)), then Schara may give Notice of Resignation in writing to the Corporation. The Notice of Resignation must contain at least one (1) month's notice and not more than two (2) months' notice. Schara must exercise this right within twelve (12) months of the Change of Control as referred to herein.

5. Termination for Good Reason

Schara shall be entitled to terminate his employment for Good Reason and be entitled to receive the compensation set out in Section Six (2) or, if a Change of Control shall have occurred, Section Six (4) (b). For purposes of the Agreement, "Good Reason" means, without Schara's express written consent, any of the following:

(a) the assignment to Schara of any duties inconsistent with Schara's position, or Schara's removal from such position, or a substantial alteration in the nature or status of Schara's responsibilities:

(b) a reduction by the Corporation in Schara's annual base salary as in effect on the date hereof or as the same may be increased from time to time or a failure by the Corporation to increase Schara's salary at a rate commensurate with that of other key executives of the Corporation:

(c) the failure by the Corporation to continue to provide Schara with benefits at least as favorable to those enjoyed by Schara under any of the Corporation's life insurance, medical, health and accident, disability, deferred compensation, pension, if any, or savings plans in which Schara was participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive Schara of any material fringe benefit enjoyed by Schara at the time of the Change in Control, or the failure by the Corporation to provide Schara with the number of paid vacation days to which Schara is entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control:

(d) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement or if the business of the Corporation for which Schara's services are principally performed is sold at any time after a Change in Control, the purchaser of such business fails to agree to provide Schara with the same or a comparable position, duties, salary and benefits as provided to Schara by the Corporation immediately prior to the Change in Control.

SECTION SEVEN

NON-TRANSFERABILITY

This is a personal agreement. None of Schara's rights, benefits or interests hereunder may be subject to sale, anticipation, alienation, assignment, encumbrance, charge, pledge, hypothecation, transfer, or set-off in respect of any claim, debt or obligation or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

SECTION EIGHT

CHOICE OF LAW

It is the intention of the parties hereto that the Agreement and the performance hereunder and all sui's and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Washington, and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of the agreement, the laws of the State of Washington, shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

The Corporation shall pay all legal fees and expenses incurred by Schara in contesting or disputing any termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement provided that Schara is successful in any such action.

SECTION NINE

BINDING EFFECT

The Agreement shall be binding upon and shall inure to the benefit of the Corporation and to its successors or assigns and to Schara and his personal representative, heirs, executors and administrators.

SECTION TEN

DEFINITION OF CAUSE

Cause to terminate Schara's employment shall mean (a) the willful and continued failure by Schara to substantially perform his duties, after demand for substantial performance as delivered by the Corporation that specifically identifies the manner in which the Corporation believes Schara has not substantially performed his duties, or (b) the willful engaging by Schara of

misconduct which is materially injurious to the Corporation, monetarily or otherwise, or (c) the willful violation by Schara of the provisions of the Employment Agreement.

Notwithstanding the foregoing, Schara shall not be deemed to have been terminated for cause unless there shall have been delivered to Schara a copy of a notice of termination from the Corporation after reasonable written notice to Schara and an opportunity for Schara, together with counsel for Schara, to be heard before the Board of Directors of the Corporation, accompanied by a resolution duly adopted by the Directors of the Corporation then in office, who find that in the good faith opinion of such directors, Schara was guilty of conduct set forth above and shall set forth in particular detail the facts and circumstances claimed to provide a basis for termination of employment under the provisions so indicated.

SECTION ELEVEN

DIRECTORSHIPS

Schara shall be entitled to accept a position as a director of other corporations, whether such corporations are engaged in the mining industry or not provided any such directorship is first approved by the Corporation, such approval not to be unreasonable withheld.

SECTION TWELVE

CONFIDENTIALTY

Schara agrees that except as required for the performance of his duties, obligations and responsibilities hereunder, he will not at any time during the term of the Agreement or thereafter divulge to any person, firm or corporation any Confidential Information received by him during the course of this employment and all such Confidential Information shall be kept confidential and deemed the property of the Corporation. For the purpose of the provision, Confidential Information means information known to Schara as a consequence of his employment by the Corporation and not generally known in the industry in which the Corporation is engage or otherwise available to third parties from sources unrelated to or controlled by the Corporation.

IN WITNESS WHEREOF, the parties have executed the Agreement at Spokane, Washington effective on the day and year first above written. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

GOLDRICH MINING COMPANY

By: ______________________________
Chairman of the Board of Directors

William Schara
____
WILLIAM V. SCHARA
Address: 3221 S. Rebecca St.
City, State: Spokane, WA
Zip Code: 99223
Telephone Number: 509-768-4468

NAMED BENEFICIARY: JILL SCHARA